Exhibit 99.1

Primus Telecommunications Announces Management Changes

MCLEAN, VA – (MARKET WIRE) – September 2, 2010 – Primus Telecommunications Group, Incorporated (OTCBB: PMUG), a global facilities-based integrated communications services provider, announced today that its Board of Directors has named Primus’ lead independent director John Spirtos, 45, Acting Chief Executive Officer succeeding K. Paul Singh, and named Primus’ Vice President–Corporate Controller James Keeley, 45, Acting Chief Financial Officer succeeding Thomas R. Kloster, both effective August 31, 2010. The board of directors will conduct searches for a new CEO and CFO.

Neil Subin, independent member of Primus’ Board of Directors, stated, “Paul Singh and Tom Kloster have guided the company through global economic challenges, completing a balance sheet restructuring and establishing a stable track record of financial and operational performance. The board thanks Paul and Tom for their years of dedication and commitment to the company, and we wish them well in their future professional endeavors. The board has asked John Spirtos, our lead independent director, and Jim Keeley, Primus’ Controller, to step in for an interim period as CEO and CFO, respectively, while the Board conducts an immediate search. They are seasoned executives with deep knowledge of Primus’ businesses, customers and operations, and are well prepared to guide the company during this interim period.”

Primus Telecommunications Group, Incorporated is an integrated facilities-based communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and data center services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, Brazil, the United Kingdom and certain Western European countries. Primus provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches and internet routers and media gateways, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, Primus is based in McLean, Virginia.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio

212-838-3777

ir@primustel.com

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